EXHIBIT 99.1

WASHINGTON BANKING CO. EXPANDS BOARD, WELCOMES NEW DIReCTorS

OAK HARBOR, WA – February 28, 2013 – Washington Banking Company (Nasdaq: WBCO), announced today that it elected two directors to serve on its Board of Directors. Rhoda Altom and Deborah Gavin, the newly-elected directors, were also elected to serve on the board of Whidbey Island Bank, the Company’s wholly-owned subsidiary.

“We are very fortunate to have Rhoda and Debbie joining our Board,” stated Tony Pickering, Chairman of the Board for Washington Banking Company. “The depth of their financial expertise and broad business experiences will be great additions to the boardroom perspective.” Pickering advised that Gavin was appointed to the Company’s Audit and Compensation Committees, while Altom was appointed to the Audit Committee and Corporate Governance Committee.

Rhoda Altom is a real estate investor and manager and has been the President and Managing Member of Milestone Properties and Milestone Managers since 1984. Milestone specializes in the acquisition and property management of commercial, retail, apartment, and land projects which are held in partnerships to own and operate properties in the Puget Sound area. Altom was the Facilities Manager for King Broadcasting Company for four years, and served as a Project Manager for Wright Runstad and Company and also for Howard S. Wright Construction Co.

A resident of Seattle, Ms. Altom holds a BS degree in Engineering - Construction Management from Washington State University and an Executive Masters in Business Administration from the University of Washington. She is a founder and trustee of several philanthropic associations, including the YWCA Endowment Guild, Washington Women’s Foundation, and Pediatric Brain Tumor Research Fund & PBTRF Guild at Children’s Hospital. Altom received an Alumni Achievement Award from WSU in 2009.

Deborah Gavin was employed by the Boeing Company for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Gavin served as an Undergraduate and Graduate Adjunct Accounting Faculty with City University, Seattle and was a Management Consultant for Deloitte. Prior to her employment with Boeing, Ms. Gavin was a Special Agent with the US Department of Treasury.

Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and an MBA in Finance from Seattle University. Gavin is currently a board member of the Washington Business Alliance. A resident of North Bend WA, Gavin volunteers as an Alpine Patroller for the National Ski Patrol at Snoqualmie Pass.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 31 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

Note: Transmitted on Business Wire on February 28, 2013, at 1:00 p.m. PT.